Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-283717 on Form S-3 and in the Registration Statement No. 333-272232 on Form S-8 of ConnectOne Bancorp, Inc. of our report dated February 21, 2025, relating to the consolidated financial statements of ConnectOne Bancorp, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of ConnectOne Bancorp, Inc. for the year ended December 31, 2024.

/s/ Crowe LLP

Crowe LLP

Livingston, New Jersey

February 21, 2025